EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S‑8 (Nos. 333-134779, 333-118504, 333-168412, 333-188321, 333-211157, 333-239208, and 333-264856) of our report dated March 26, 2026, with respect to the consolidated financial statements of the Dixie Group, Inc., included in this Annual Report on Form 10-K for the year ended December 27, 2025.

/s/ Forvis Mazars, LLP

Atlanta, Georgia
March 26, 2026